Exhibit 28 (h) (2) (b) under Form N-1A
Exhibit (10) under Item 601/Reg. S-K

ASSIGNMENT

OF

THE TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

EACH OF THE FEDERATED FUNDS LISTED ON EXHIBIT A

AND

STATE STREET BANK AND TRUST COMPANY

This aSSIGNMENT (“Assignment”) is entered into on January 31, 2022 (the “Effective Date”) between and among Each of the Federated Funds Listed on Exhibit A to the Agreement (defined below) (the “Funds”), State Street Bank and Trust Company (“SBT”), and SS&C Technologies Holdings, Inc. (“SS&C”), by and through its wholly-owned subsidiary, DST ASSET MANAGER SOLUTIONS, INC. (f/k/a BOSTON FINANCIAL DATA SERVICES, INC., now known as “DST”).

WHEREAS, the parties to the TRANSFER AGENCY AND SERVICE AGREEMENT dated as of January 31, 2017 by and between the Funds and SBT (the “Agreement”) wish to assign SBT’s rights and obligations as Transfer Agent under the Agreement to DST;

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Funds, SBT, and DST agree to the Assignment as follows:

1.	Assignment.

The parties hereby agree that all the rights, obligations, and interests of SBT as the Transfer Agent under the Agreement are hereby assigned to DST as the successor Transfer Agent, and all such rights, obligations, and interests of the Transfer Agent under the Agreement are hereby assumed by DST. From and after the date hereof, the parties agree that State Street shall be removed as a party to the Agreement and shall be replaced by DST.

2.	Limitation of Liability.

SBT shall not be liable for any acts or omissions by DST relating to DST’s performance on or after the Effective Date of any of the Transfer Agent’s duties under the Agreement. DST shall not be liable for any acts or omissions of SBT relating to SBT’s performance prior to the Effective Date of any of the Transfer Agent’s duties under the Agreement. SBT shall remain liable to the Funds in accordance with the terms of the Agreement, for SBT’s own, and DST’s, acts or omissions relating to the performance prior to the Effective Date of any of the Transfer Agent’s duties under the Agreement. The foregoing shall not modify the obligations of DST and SBT to each other under their separate agreement governing DST’s performance of services for SBT with respect to the Funds prior to the Effective Date.

3.	Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Assignment. This Assignment may also be signed by exchanging facsimile or electronic (e.g., PDF) copies of this Amendment, duly executed.

4.	Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Rafael Lopez

Name: __Rafael Lopez____________________________

Title: Senior Vice President

DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Rahul Kanwar

Name: ___Rahul Kanwar__________________________

Title: Authorized Representative

EACH OF THE FEDERATED FUNDS LISTED ON EXHIBIT A

TO THE AGREEMENT

By: /s/ Peter J. Germain

Name:_ Peter J. Germain ________________________

Title: Chief Legal Officer

APPENDIX I

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